Exhibit(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the registration statement of Scudder Variable Series I on Form N-1A ("Registration Statement") of our report dated February 24, 2003 to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of the Scudder Variable Series I, (constituting part of The variable funds) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants/Auditors and Reports to Shareholders" and "Financial Highlights" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2003